EXHIBIT 99.1

Cubist Pharmaceuticals

Conference Call

June 27, 2005

6:00 p.m.

OPERATOR:

Good afternoon, ladies and gentlemen, and welcome to today’s Cubist Pharmaceuticals conference call.  At this time all lines have been placed on a listen-only mode and the floor will be open for questions following today’s presentation.

It is now my pleasure to turn the call over to your host, Mr. Michael Bonney, President and CEO of Cubist Pharmaceuticals.  Sir, you may begin.

Michael Bonney, President & CEO:

Thank you for joining us for today’s call.  Joining me at Cubist are Frank Tally, our Chief Scientific Officer; David McGirr, our CFO; and Chris Guiffre, our General Counsel.

Let me start with the Safe Harbor.  Forward-looking statements may be made during this call.  These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected or suggested here.  Such risks and uncertainties are detailed in the company’s periodic filings with the Securities & Exchange Commission.

We’re going to run this afternoon slightly differently.  We have a few prepared remarks and then we’ll open it up for questions.  And as I hope most of you know, I consider it an extraordinary privilege to be the CEO of Cubist, but I have to admit today it’s particularly sweet.  As you know, a couple of hours ago we announced the remarkably strong top line results of our landmark Staphylococcus aureus endocarditis and bacteremia trial.  This is a major accomplishment for Cubist employees and investors, and ultimately we hope for some very seriously ill patients.  We all owe much of the success to the vision of one man, Dr. Frank Tally, whose knowledge and passion were instrumental in getting this very complex study designed and executed as a prospective registration quality study.

I’ll turn it over to Frank who will review the study design and top line findings announced today.  I’ll discuss our plans going forward, and then we’ll welcome your questions.  Frank?

Francis Tally, SVP & Chief Scientific Officer:

Thank you, Mike.  This study was an international, multi-centered, prospective, randomized, controlled, open-label phase 3 trial of CUBICIN in patients with Staph aureus endocarditis and bacteremia.  The study enrolled patients with Staph aureus bacteremia that was either methicillin-susceptible, so-called MSSA; or methicillin-resistant, so-called MRSA, who were randomized to receive minimum of two to four weeks of either CUBICIN at 6 milligrams per kilogram intravenously once daily; or a semi-synthetic penicillin 2 grams IV six times per day; or Vancomycin, standard doses IV, twice a day, depending upon the organism’s susceptibility.

Comparator patients also received an initial four days of IV gentamicin.  Patients were followed up for 12 weeks following completion of therapy.  The test-to-cure visit, six weeks post completion of therapy, was the point at which an assessment of efficacy was made, cured or improved or failed.  CUBICIN met its primary end point, both with the intention to treat or ITT population, and with the per protocol population at test-of-cure based on the evaluation of the Independent External Adjudication Committee who were blind to treatment options.

The patient population, as we hoped, was comprised of a significant population, that is three-quarters of the ITT population, who had either endocarditis or complicated bacteremia.  The study was well-balanced.  CUBICIN and Comparator had fairly equivalent population of seriously ill patients and it was also a balance of the MRSA patients.  As you know, as a non-inferiority trial, this was not sized for superiority at the primary end point but within subgroups.  But we did comment in our news release today that the overall success rates in both the ITT and the per protocol for CUBICIN were higher than the success rates for Comparator and that the greatest difference in success rates was seen in the subset of patients with MRSA.  While these differences are not statistically significant, the consistency of this pattern of results is very good to see.

As in any trial, it’s important to evaluate both efficacy and safety.  In regards to safety, we were reassured to see that CUBICIN was generally well tolerated at the 6 milligrams per kilogram dose used for the seriously ill patients.

In the trial, the most common adverse events occurring among greater than 15% of the patients, in both the CUBICIN 6 milligram per kilogram daily dose, and the Comparator arms included musculoskeletal symptoms, nausea and vomiting, and edema.  Other adverse events seen in greater than 15% in the Comparator treated patients, included patients with diarrhea, potassium imbalance, anemia, and renal failure or impairment.

I’ll now turn it back to Mike.

Michael Bonney, President & CEO:

Thanks, Frank.  This study offers data that is quite robust due to the large portion of the ITT patient population who had either endocarditis or complicated bacteremia.  The significant representation of patients with MRSA and the balance of distribution of these patients between the CUBICIN and Comparator arms of the study.  We are looking forward to sharing this very rich data set with the FDA as soon as possible and with the infectious disease community in peer-reviewed forums and publications beginning this Fall.

What’s next?  Well, a writing committee has been formed, including members of the IEAC and lead investigators, and they’ll be working diligently to prepare and abstract for submission to Fall infectious disease meetings and also to prepare a manuscript for submission to a leading medical journal.  We’re already working on the supplemental new drug application, sNDA, which we plan to file before year end, seeking priority review for approval to add Staph aureus endocarditis and bacteremia to the indication statement for CUBICIN.

As noted by Frank in the release today, the execution and completion of this international, prospective, comparative study is an historic achievement representing an enormous collaborative effort by individuals both within and outside of Cubist.  This is truly a very big day at the company.  The trial results have surpassed our expectation; the data are robust and consistent across multiple populations.

Because of our desire to ensure the highest likelihood of quick acceptance by peer-reviewed entities to present and publish these data, we will not be providing any additional specifics from the trial at this time.  That said, we are very happy to take your questions so I’ll turn it back over to the operator and could you open it up for questions, please, Jason.

OPERATOR:

Thank you.  The floor is now open for questions.  If you do have a question, please press star-1 on your Touch-Tone telephones at this time.  Once again, to ask a question, it is star then 1 on your Touch-Tone phones at this time.

We do have our first question coming from Tom Shrader of Harris Nesbitt.

<Q>:  Hi, good afternoon.  I’m not — I’ll tell you what I want to know and then you can tell me when I’ll know it, if it’s not today.

<A>:  Fair enough, Tom.

<Q>:  I want to know three things.  Do you have a signal for time to defervescence?  Do you have a signal for time to sterilization of the blood?  And what does your primary end point look like for the group that had endocarditis, based on various levels of certainty?  Am I going to know any of that today?

<A>:  You’re not going to know any of that today.  But you will probably know it —

<Q>:  Tell me something, will you?  It’s my daughter’s birthday, I stayed late for this.

<A>:  The data here are very robust, and we — no matter how we cut it, CUBICIN performed very, very well.  So stay tuned, we obviously don’t want to get into a lot of the detail because that compromises the ability to actually —

<Q>:  No, I understand that, but you understand that this is a very positive press release and to have some wrinkle, none of us need that.  I understand you appreciate that.

<A>:  Signal for time, time to clearing, and primary end point in endocarditis are all analyses that will be completed and presented when the data is presented.

<Q>:  You think ICAAC is —

<A>:  I certainly don’t control the agenda at ICAAC, but I would be hard pressed with a study of this quality and caliber that they would not accept a late-breaker on this endocarditis bacteremia study.  But that’s yet to be seen.

<Q>:  Okay, well, I think congratulations, how about that?

<A>:  Thanks, Tom.  Happy birthday to your daughter.

OPERATOR:

Thank you.  We have our next question come from Michael Aberman of Morgan Stanley.

<Q>:  Again, congratulations, guys, I think.  Definitely.  I just want to have a question about safety.  Can you give any clarity today in terms of the muscle side effects that you saw?

<A>:  Frank will respond to that, Michael.

<A>:  Yeah, the muscle effects we’re seeing, as I presented just a couple minutes ago, and it’s in the press release, that it was seen both in the Comparator and in the daptomycin side, and there were no surprises over what we’ve previously seen and reported in our previous skin and soft tissue trials.

<Q>:  In terms of the numbers of patients, have you had discussions with the FDA in terms of the size and database and the number of patients treated with the 6 milligrams per kilogram?  Are you comfortable that will be sufficient?

<Q>:  Yeah.  Clearly, Michael, we don’t want to speak for the FDA, but we have worked very closely with them throughout the design and conduct of this study.  They knew what the study was powered for, and so forth.  So I have pretty high confidence that we have sufficient exposure at 6 milligrams per kilogram in this study as well as in the original NDA.  Remember, there were 200 or so patients and subjects in the original NDA that had been exposed to 6 mgs per kg or higher.  So we have a fair database now.

<Q>:  If I can follow up with a one quick question.  Are you guys going to look for plus or minus bacteremia endocarditis, or the other way around?

<A>:  We believe that these data are robust enough to support a broad label, but of course that is ultimately the FDA’s decision.  We will seek a label for bacteremia and endocarditis caused by Staph aureus.

<A>:  And the bacteremia will be the complicated bacteremia.

<Q>:  Great, thanks a lot, guys.

OPERATOR:

Thank you.  We have our next question coming from Jason Kantor of RBC Capital Markets.

<Q>:  Hey, guys, congratulations, and in particular congratulations to Frank.  I have a lot of little questions, but wondering, who are the other patients who weren’t endocarditis or complicated bacteremia?  You screened a lot of patients.  I was surprised you got as many as you did that didn’t fit into either of those pockets.  Maybe you could tell us who those patients were.

<A>:  Sure, Jason.  Basically, about 75% of the ITT population was either complicated bacteremia or endocarditis.  The other roughly 25% were what would be called uncomplicated bacteremia.  All patients in the study had Staph aureus in the blood.

<Q>:  And they were all part of ITT, but —

<A>:  They were all part of the ITT, that is correct.

<Q>:  And the per protocol excluded that 25%?

<A>:  The per protocol did not exclude that 25%.  The per protocol population was defined as those patients who had sufficient exposure to the drug, met all of — you know, made all of their visits.  Remember that there were two post therapy visits for patients who had been declared a success at the end of the therapy.  And so that’s what defined the per protocol.

<A>:  When we looked at those populations, they were balanced in that 75% of them had endocarditis with complicated bacteremia.  So it was consistent through.

<Q>:  Can you say anything about survival or the need for valve replacement surgery in the study, in the two arms?

<A>:  Yeah, only — I guess only to say, Jason, that this is a very serious condition, or series of conditions, and there was a mortality associated with both CUBICIN and Comparator.  The difference is — they appeared to be comparable.  In terms of valve replacement and so forth, we’re not going to get into that level of detail at this time.

<Q>:  Okay.  Well, I’ll see if there’s some other questions and jump back into the queue.  But congratulations, this looks like all that you had hoped for.

<A>:  We’re very pleased with these results.  Thank you.

<A>:  Thank you, Jason.

OPERATOR:

Thank you.  We have our next question coming from Joel Sendek from Lazard Capital.

<Q>:  Thank you.  And Frank, I applaud your dedication and resilience.  Great work.  I have two questions.  The first is, again I’ll attempt to get a little more clarity on the side effects.

Were the musculoskeletal symptoms higher in the CUBICIN arm versus the Comparator?  Can you tell us that even directionally?

<A>:  What we’ll say here, Joel, is that what we saw in this trial, at 6 mgs per kg looks an awful like what we saw in the complicated skin and skin structure.  Both arms of the study, patients entered with elevated CPKs, both arms of the study some patients had CPKs that went up and some that went down.  And that there doesn’t appear to be any new signal associated with musculoskeletal effects of CUBICIN in these data set.  In this data set.

<Q>:  Okay.  Great.  And then, David is on the call, right?

<A>:  Yeah.

<Q>:  I wonder, given the fact that the data exceeded your expectations and remarkably strong in this sort of language that you’re using, I’m wondering why you didn’t choose to increase your revenue guidance for the year?

<Q>:  Well, I can answer that one.  David doesn’t need to answer that one.

<Q>:  Okay.

<A>:  You will remember, Joel, from the point in time we provided revenue guidance, we assumed this would be a positive study.  You’ll also remember that we indicated that while we expected to see some uplift work positive, that we don’t expect to see the major impact until we actually achieve the label and are able to start promoting at 6 mgs per kg.  That is given our time frame of filing a sNDA by year end, unlikely to occur in 2005.  As we don’t provide guidance beyond the current year, it would be inappropriate for us to comment on what the impact of these very positive results would be in the out years.  We are very comfortable with our current guidance of $110 to $120 in 2005, but we don’t expect to have the ability to promote these data in this year.

<Q>:  Okay.  Understood.  But let me, I guess, try to maybe tease out what you viewed to be the most positive thing about it, since you expected the data to be positive, and they exceeded your expectations, I mean what in particular about it that you can share with us today, leads you to that conclusion?  And if it’s not something that you can say today, what should we look for in the final data?

<A>:  Yeah, I think what I will say today is that recognizing that this is an extremely sick patient population, with a wide range of disease, and that we have two different comparators in the study, both of which were part of a combination regimen, which included either the semi-synthetic and gentamicin for four days or Vancomycin plus gentamicin for four days, so we put a very high hurdle in place.  I think the thing that I am most pleased about is how consistent and robust are the results no matter how we cut the data.  Based on diagnosis, based on bug, et cetera.  CUBICIN performed very, very well across all those cuts.  And that’s true in both the per protocol as well as the ITT.  And the other thing that we were very pleased about is the fact that as while CUBICIN performed very well in every cut, any cut with MRSA, CUBICIN performed the best.  And that, I think, is key to achieving this label, and being able to position the drug assuming we achieve that label, effectively, with the infectious disease community going forward.

<Q>:  Great, thanks a lot.

OPERATOR:

Thank you.  We have our next question coming from Matt Duffy of Black Diamond Research.

<Q>:  Hi, thanks for taking my call, and I think — I think, too, congratulations are in order.  Just from your market research and your field feedback, once physicians get a chance to — and the ID community gets a chance to look at these data, what do you expect the impact to be?  Have there been a lot of people sitting on their hands waiting for these data to come out and be available before they would begin using widely CUBICIN?  And I guess the corollary to that also is, are you aware of any other endocarditis trials going on in gram-positive organisms at this point?

<A>:  The second question is fairly straightforward.  No, we’re not aware of any other Gram positive trials going on for bacteremia or endocarditis.

In terms of the market research, the market research has been very clear now that a label for CUBICIN in the treatment of complicated bacteremia and endocarditis caused by Staph aureus does represent a big step forward in doctors’ minds.  Now, each individual doctor will deal with that differently.  Some will have sat on the sidelines until they see this.  Others will just give them more comfort in using the drug where they’re already using it.  And for a third group, they’ll expand their use, we expect, as a result of these data.

<Q>:  Great, thank you very much.

OPERATOR:

Thank you.  We have our next question coming from Katherine Xu of Pacific Growth.

<Q>:  Hi, thank you very much, and congratulations.

<A>:  Thanks, Katherine.

<Q>:  Hi.  Just curious, how about the left-handed endocarditis patients in the study?  And when you seek label, are you going to be specific on the right-handed endocarditis, or a general?

<A>:  Of course, this will largely depend, Katherine, on ongoing interactions with the FDA.  Suffice it to say that we believe that these data are so robust and so consistent that we will request as broad a label as possible whether it be left-sided or right-sided endocarditis plus complicated bacteremia.

OPERATOR:

Thank you, we have our next question coming from Obed Zapeta of First Albany.

<Q>:  Hello, congrats on the successful milestone.  Relating to cure time for endocarditis, there was some word from clinicians that patients on CUBICIN were curing a couple weeks faster than Comparator.  Could you give any more info on this potential observation?

<A>:  Yeah, clearly we’re not going to get into the specifics of this study, and recognize that a study designed for registration purposes, as this one did, stipulated the treatment period.  So even if the physician’s impression was the patient was getting better, they were required to treat patients with endocarditis for at least four weeks of therapy, whether it was CUBICIN or Comparator.

<Q>:  Alrighty.

OPERATOR:

Thank you.  We have our next question coming from Michael McNulty of Context Capital.

<A>:  Hi, thanks for taking my question.  I just wanted to get some clarification.  I think it was Frank when you were talking, you said something about the greatest difference was in the MRSA resistant but something about it was not statistically significant.  Do you know what that was referring to?

<A>:  Yeah — go ahead, Frank.

<A>:  Yes, I do.  When you look at the difference in outcomes, in both CUBICIN and the Comparator, that the biggest differential was in the MRSA infected patients.

<Q>:  Uh-huh.

<A>:  But you’re now cutting the numbers down to smaller subgroups, and it’s not powered statistically to give you a statistical significance.

<Q>:  So what conclusion, if any, can you take from that?  I don’t know, or could you expand on that a little bit?  I’m sorry, I’m not getting that.

<A>:  Right.  Well, basically, the deal here is think about the study design, there’s roughly 235 patients, precisely 235 patients that were randomized CUBICIN or Comparator.  Right?

<Q>:  Right.

<A>:  As we said in the press release, just under 40% of the patients had MRSA.  So take the 235, multiply it by 40%, and you get how many were then randomized CUBICIN or Vancomycin.

<Q>:  Gotcha.

<A>:  For the treatment of MRSA.  Okay.  Right?

<Q>:  Right.

<A>:  And so you start cutting down to much smaller numbers and the study was not powered to show statistical differences at that kind of subset.  The study was powered to show non-inferiority at the total population.

<Q>:  Right.

<A>:  That was achieved.

<Q>:  Okay.  Thank you.

<A>:  So what we’re talking about is that the actual success rates for CUBICIN treating MRSA were better than those for Vancomycin treated MRSA, and those differences were greatest in that population, although it didn’t reach statistical significance.

<Q>:  All right, great.  Thank you very much.  And then the other thing is when you’re going to the FDA for your secondary end points, how will they view those — how will they view that in terms of statistical significance as you drill down?

<A>:  Right.  The agency is well aware that this study was powered at the ITT level for nonequivalence.  We actually have demonstrated at both the ITT and per protocol statistical non-inferiority, and so what they’ll be looking at in these other sub sets, if you will, is do those data, do the real clinical data there support the statistical conclusions.  What you’ve heard us talk about tonight is that the results are robust and consistent no matter how the data are cut.

<Q>:  Great, okay.  Thank you very much.  I really appreciate it.  That helps.

<A>:  Thank you.

<Q>:  Congratulations.

OPERATOR:

Thank you.  As reminder, if do you have a question at this time, press star-1 on your Touch-Tone phone.  We have a question coming from Michael Aberman of Morgan Stanley.

<Q>:  Hey, guys, thanks for allowing a follow-up.  A couple quick questions.  Can you give some clarity, are you surprised at the number of patients that dropped out from ITT to per protocol or is that around what you expected?  And can you remind us what the delta was and the assumption of cure rates?  And were you pretty close to that assumption in terms of the pooled cure rates?

<A>:  Can I have the first part of your question again?

<Q>:  Sure.  In terms of the ITT to per protocol, so I don’t know, only about 60% or less actually made it in the per protocol.

<A>:  These are very complicated patients.

<Q>:  No I understand, so is it what you expected?

<A>:  It was about what we expected.

<Q>:  Okay.

<Q>:  Then, are you surprised it reached statistical significance given the small numbers?

<A>:  No, we’re very pleased that it reached statistical significance.  And as Mike said, it points to the robustness of the data.  And in that we — when you look at these groups with lesser patients, we still met the 20% delta that we had and we will be giving all that data out at the fall meetings so you can actually examine it and see what — where we were with those.

<A>:  In terms of the power calculation, Michael, the study was powered at 80%, to show a 20% delta for non-inferiority.

<Q>:  That’s great.  Again, congratulations.

<A>:  Thank you.

OPERATOR:

Thank you.  We have our next question coming from David Webber of First Albany.

<Q>:  Oh, hi, thanks for taking the question.  And let me add my congratulations.

<A>:  Thanks, David.

<Q>:  Just a lot of my questions have been asked.  But just a few.  First following up on the question on left-sided patients.  Perhaps I missed it.  Did you say whether any left-sided patients had been enrolled?

<A>:  We didn’t say specifically, no.  But you may recall at the FDA’s request when the study was first fielded, patients who had a high likelihood of left-sided endocarditis were not intended to be enrolled in the study.  And as of April last year we amended the protocol at the FDA’s suggestion to include left-sided.  So there are left-sided patients in this study, and we have not opined nor will we opine on how much there are but there are left-sided patients in this study.

<Q>:  Okay, thanks.  And then, the sense I get from talking with doctors is that, the use that’s taking place in bacteremia and endocarditis today off label is primarily second line and patients that weren’t responding, would you expect hospitals to begin authorizing front line use once the data are presented, or would you expect them to wait until the actual expanded label issues?

<A>:  That’s a good question, David.  I think that that’s going to be hospital-dependent.  I think some hospitals will upon reviewing these data, move CUBICIN into an empiric position fairly quickly and I think others will want to see it published in a peer-reviewed journal and so forth and so on, so that they have that greater degree of comfort.

So I think it’s very dependent upon the individual institution.  I think the fact that these data are so robust and consistent does give us some confidence that the drug is going to be very well positioned for the treatment of Staph aureus endocarditis and bacteremia, assuming we get approved — assuming we get an approval with the FDA and we can go out and promote it.  Because as you know, we won’t do that until we get that approval.

<Q>:  And last question, I have could you describe in some way the adjudication procedure data, adjudication procedure that you went through and your confidence level that diagnoses will be agreed upon by FDA?

<A>:  Another good question.

<A>:  It is a good question.  Because of the open label nature of the study, we felt that a blinded independent adjudication committee consisting of experts in Staph aureus infections and in endocarditis would be — would give consistency to the evaluation of three different factors.  One, the initial diagnosis; and then, the diagnosis at the end of therapy.  And as we stated, the initial diagnosis was based upon the Duke criteria into definite endocarditis, possible endocarditis, no endocarditis.  The final diagnosis was the patient were diagnosed as definite endocarditis, left-sided, right-sided, complicated right-sided, complicated bacteremia or non-complicated bacteremia.  So you can see what they did is they made independent judgment while they were completely blind on to what those diagnosis were.

They then also, when we had the question about the change from the ITT to the per protocol, they actually made the call on whether the patient belonged in the ITT or in the per protocol.  All patients are in the ITT, but the ones that made it into the per protocol, it was the Independent Adjudication Committee that made that decision.

And the final thing that they did was to come up with the final outcome diagnosis.  Whether there was — it was cured or improved or failed.  And so those are the three things that the committee did.  And what they did this on was looking at the central trans-esophageal echoes and all the other data they had from the central laboratories.  So you could give a consistent appraisal of outcome and diagnosis across all of the multiple centers.  And as we said in our release, you know, there were 76 centers both in United States and Western Europe.

<A>:  The other part of your question, David, is that there was very high concordance between the investigators’ view and IEAC’s view.

<Q>:  Great.  That’s great.  Thanks very much.

<A>:  Thank you.

OPERATOR:

Thank you.  We have no further questions at this time.  I now turn the floor back over to management for any closing comments.

<A>:  Thanks, Jason.  Thank you all for joining us this afternoon.  We’re very, very pleased with these results, we’re very anxious to get them in front of the FDA, in front of the infectious disease community through a peer-reviewed process, both in terms of presentation and publication.  I know it’s a little bit frustrating that we aren’t going to provide a little more detail for you, but we’re doing this because we think it’s in the best interest of the shareholders to make sure these data get presented quickly in the appropriate forum and we don’t want to do anything to compromise that.  We’re very pleased with these results, we look forward to see you at the Fall ID meetings and before that we’ll have our second quarter conference call on July 20th so hopefully we’ll talk to many of you there.  Thanks a lot and have a great evening.

OPERATOR:

Thank you.  This concludes today’s teleconference.  Please disconnect all lines and have a great day.